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FORD ANNOUNCES REDEMPTION OF ITS NYSE-LISTED 7.50% NOTES DUE JUNE 10, 2043

DEARBORN, Mich., Jan. 3, 2013 - Ford Motor Company today announced that on Feb. 4, 2013 (the “Redemption Date”) it intends to redeem all of its outstanding 7.50% Notes due June 10, 2043 (NYSE: F PRA) (CUSIP Number 345370852) (the “Notes”).

In accordance with the terms of the Notes, the redemption price will be equal to 100% of the principal amount of the Notes outstanding, plus accrued and unpaid interest thereon to the Redemption Date (the “Redemption Price”). Accordingly, for each $25 principal amount of the Notes, the Redemption Price will be $25 in principal amount plus $0.28 in accrued and unpaid interest. Interest will no longer accrue on the Notes after the Redemption Date.

The Bank of New York Mellon is the trustee for the Notes and will act as the redemption agent for this transaction. The Bank of New York Mellon's address is c/o Corporate Trust Administration, 101 Barclay Street - 8W, New York, NY 10286.

The Notes will become due and payable, at the Redemption Price, upon presentation and surrender of the Notes, on or after the Redemption Date at the office of the Trustee.

The Notes were originally issued on June 25, 2003 in the aggregate principal amount of $690,000,000, of which $592,747,350 principal amount remains outstanding.

Holders of Notes with questions regarding the details of the redemption may call The Bank of New York Mellon Bondholder Relations Department at 1.800.254.2826.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 172,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contacts:	Media	Equity Investment	Fixed Income Investment	Shareholder
		Community	Community	Inquiries
	Jay Cooney	Larry Heck	Molly Tripp	800.555.5259 or
	313.319.5477	313.594.0613	313.621.0881	313.845.8540
	jcoone17@ford.com	lheck@ford.com	fixedinc@ford.com	stockinf@ford.com

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